Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Representations and Warranties” and “Financial Highlights” in the Proxy Statement/Prospectus included in this Registration Statement (Form N-14) of Voya Funds Trust.

We consent to the incorporation by reference of our reports dated May 30, 2024, with respect to the financial statements and financial highlights of Voya Floating Rate Fund and Voya Short Duration High Income Fund (two of the funds constituting Voya Funds Trust) included in the Annual Reports to Shareholders (Form N-CSR) for the year ended March 31, 2024, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 18, 2025